CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accountants for Martin Focused Value Fund, a series of the Unified Series Trust, we hereby consent to all references to our firm included in or made a part of the Prospectus and the Statement of Additional Information for Martin Focused Value Fund, in this Post-Effective Amendment to Unified Series Trust’s Registration Statement on Form N-1A

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

April 12, 2012